                                                                    EXHIBIT 99.6


                             STOCK OPTION AGREEMENT


     AGREEMENT, dated as of June 30, 1998, between iName, Inc. (the "Company"), a Delaware corporation doing business at 11 Broadway, Suite 660, New York, New York and Lon Otremba (the "Grantee") residing at ______________________________ ______________________________________. The Company and the Grantee are
collectively referred to as the "Parties."

     WHEREAS, the Grantee is employed by the Company in the capacity as Chief Operating Officer, and in partial consideration for the Grantee's services, the Company desires to award stock options to the Grantee in accordance with the terms of this Agreement;

     NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein, the Parties hereto agree as follows:


SECTION I. OPTION TO PURCHASE SHARES

     1.1. Option. The Company hereby grants, as of the date of this Agreement, to the Grantee an irrevocable option (the "Option") to purchase the number of shares of Class A Common Stock (the "Shares") listed on the attached Schedule A at the purchase price listed on Schedule A (the "Purchase Price"). This option is not intended to satisfy the requirements of Section 422 of the Internal Revenue Code of 1986, as amended nor to qualify as an incentive stock option.

     1.2. Exercise of Option. In the event the Grantee wishes to exercise the Option, in accordance with the restrictions specified below, the Grantee shall send a written notice to the Company (the "Stock Exercise Notice") specifying a date for the closing of such purchase.

     1.3. Vesting. The right to exercise an Option is limited as hereinafter provided:

          (a) An Option may be exercised as hereinafter provided only to the extent that the Option has become vested as provided herein.

          (b) The Options shall vest over a three (3) year period at the rate of one-twelfth per each three-month period of a year with commencing dates on January 1, April 1, July 1 and October 1 (a "Calendar Quarter"), beginning on the first day of a Calendar Quarter subsequent to the date of this Agreement.

          (c) (i) An Option granted after the first day of a Calendar Quarter but prior to the fifteenth day of the second month of the Calendar Quarter shall not begin to vest until the last day of the subsequent Calendar Quarter (the "Initial Vesting Date"). For such Options, one-half of the Option shall vest on the Initial Vesting Date, and an additional one-quarter will vest for

                                                                    EXHIBIT 99.6


               each additional Calendar Quarter until the Option is fully vested. (ii) Options granted after the fifteenth day of the second month of a Calendar Quarter shall not begin to vest until the last day of the subsequent Calendar Quarter. For such Options, one-quarter of the Option will vest on the Initial Vesting Date, and an additional one-quarter will vest for each additional Calendar Quarter until the Option is fully vested.

     1.4. Termination of Employment. Upon the termination of the Grantee's employment, the right to exercise an Option held by the Grantee shall be as follows:

          (a) Disability. If the Grantee's employment is terminated because of permanent disability as defined in Code Section 22(e)(3), the Grantee may, within one year following termination, exercise the Option with respect to all or part of the shares subject thereto in which the right to purchase shares had accrued or vested at the time of termination of employment.

          (b) Death. If a Grantee's employment is terminated by death, his or her estate shall have the right for a period of one year following the date of death to exercise the Option to the extent that the right to exercise had accrued or vested prior to the date of death. A Grantee's "estate" shall mean his or her legal representative or any person who acquires the right to exercise an Option by reason of the Grantee's death. The Board or Committee may in its discretion require the estate of the Grantee to supply the Board or Committee with written notice of the Grantee's death and a copy of the will or other documents deemed necessary to establish the validity of the transfer of an Option. The Board or Committee may also require that the estate of a deceased Grantee agree to be bound by all of the terms and conditions of the Plan.

          (c) Cause and Competition. If the employment of Grantee is terminated for "Cause" (as defined below) or the Grantee terminates his or her employment and commences working for a competitor (as defined below), the Grantee's rights under any then outstanding Option, whether or not vested, shall terminate at the time of termination of employment. "Cause" shall mean any willful or intentional act having the effect of injuring the reputation, business or business relationship of the Company. "Competitor" shall mean any person or entity engaged in a business competitive (in the good faith judgment of the Board or Committee) with that of the Company.

          (d) Other Reason. In the case of a Grantee whose employment is terminated for any reason other than those provided above, the Grantee may, within sixty (60) days following the termination (or if the Board has notified the Grantee of its intent to register an offering of the Company's securities as described in Section 1.4 of this Agreement, the time period becomes sixty (60) days following the 180-day lock-up period provided for in Section 1.4) exercise an Option to the extent the right to exercise had accrued prior to termination; provided, however that the Company may retain the shares of Stock issuable upon exercise of an Option pursuant to this paragraph (iv) for a period of sixty (60) days from exercise and, if the Grantee becomes employed or otherwise associated with a competitor or enters into an agreement to do so during that sixty (60) day period, either as a director, officer, employee, agent, representative or otherwise, then the Company may retain and cancel those shares, refund the exercise price paid

                                                                    EXHIBIT 99.6


by the Grantee and thereafter all rights of the Grantee in the Stock shall immediately cease; and provided, further, that if the Grantee dies prior to the end of the sixty (60) day period after termination of employment, his or her estate (as defined above) shall have the right, subject to the procedures set forth above, to exercise the Option within one year following the termination.

     1.5. Transferability. No Option shall be transferable except by will or the laws of descent and distribution. An Option shall be exercisable during the Grantee's lifetime only by the Grantee.

     1.6. Duration of Options. Options may be exercised, upon satisfaction of the conditions specified in Section 1.3, for terms of up to but not exceeding ten (10) years from the date of grant.

     1.7. Additional Options. In the event that the Company grants additional options to purchase shares of Class A Common Stock to the Grantee, unless agreed to the contrary between the Parties, the additional options will be subject to the terms of this Agreement.


SECTION II. THE CLOSING

     2.1. Closing Date. Any closing hereunder shall take place on the date specified by the Grantee in its Stock Exercise Notice pursuant to Section 1 at 10:00 A.M., at the offices of the Company, or at such other time and place as the parties hereto may agree (the "Closing Date"). On the Closing Date, the Company will deliver to the Grantee a certificate or certificates, duly endorsed, representing the Shares and the Grantee will purchase such Shares from the Company at the price per Share equal to the Exercise Price. In the event that any federal, state, or local income taxes, employment taxes, Federal Insurance Contribution Act ("FICA") withholdings or other amounts are required by applicable law or governmental regulation to be withheld from the grantee in connection with the exercise, these amounts must be remitted to the Company in addition to the Exercise Price. Any payment made by the Grantee to the Company pursuant to this Agreement shall be made by certified or official bank check.


     2.2. Legends. The certificates representing the Shares may bear an appropriate legend relating to the fact that such Shares have not been registered under the Securities Act of 1933, as amended (the "Act").


SECTION III. REPRESENTATIONS AND WARRANTIES OF THE GRANTEE

     3.1. Investment Representation. The Grantee represents and warrants to the Company that the Grantee is acquiring the Option and, if and when it exercises the Option, will be acquiring the Shares issuable upon the exercise thereof for its own account and not with a view to distribution or resale in any manner which would be in violation of the Act.

                                                                    EXHIBIT 99.6


     3.2. Restricted Securities. The Grantee represents and warrants to the Company that the Grantee is an Accredited Investor as defined in Rule 501 promulgated under the Act. The Grantee understands that, if and when it exercises the Option, the Grantee will be acquiring restricted securities under applicable federal securities laws, and may dispose of such Shares only pursuant to an effective registration statement under the Act or an exemption from registration if available. The Grantee represents and warrants to the Company that the Grantee is acquiring the Option and, if and when it exercises the Option, will be acquiring the Shares issuable upon the exercise thereof for its own account and not with a view to distribution or resale in any manner which would be in violation of the Act.


SECTION IV. RIGHT OF FIRST REFUSAL

     If, at any time after the Closing Date, the Grantee proposes to sell all or any part of the Shares in a transaction not required to be registered under the Act, it shall give the Company the opportunity, in the following manner, to purchase such Shares:

     4.1. Notice. The Grantee shall give notice to the Company in writing of its intent to sell Shares (a "Disposition Notice"), specifying the number of Shares to be sold, the price and the material terms of any agreement relating thereto. The Disposition Notice may be given at any time, including prior to the giving of any Stock Exercise Notice.

     4.2. Right to Purchase. The Company or its designee shall have the right, exercisable by written notice given to the Grantee within five (5) days after receipt of a Disposition Notice, to purchase all, but not less than all, of the Shares specified in the Disposition Notice at the price set forth in the Disposition Notice.

     4.3. Closing. If the Company exercises its right of first refusal hereunder, the closing of the purchase of the Shares with respect to which such right has been exercised shall take place within five (5) days after the notice of such exercise; provided, however, that at any time prior to the closing of the purchase of Shares hereunder, the Grantee may determine not to sell the Shares and revoke the Disposition Notice and, by so doing, cancel the Company's right of first refusal with respect thereto.

     4.4. Right to Sell. If the Company does not exercise its right of first refusal hereunder within the time specified for such exercise, the Grantee shall be free for thirty (30) days following the expiration of such time for exercise to sell or enter into an agreement to sell the Shares specified in the Disposition Notice, at the price specified in the Disposition Notice or any price in excess thereof and otherwise on substantially the same terms set forth in the Disposition Notice; provided, that if such sale is not consummated within such 30-day period, then the provisions of this Section 4 will again apply to the sale of such Shares.

                                                                    EXHIBIT 99.6


SECTION V. INFORMATION

     Upon written request by the Grantee, the Company shall furnish to the Grantee such information regarding the Company and its operation as shall be reasonably necessary to enable the Grantee to make a decision as to whether or not to exercise the Option; provided, however, that in no event shall the Company be required to furnish information which constitutes trade secrets or other proprietary information or the furnishing of which would be unduly burdensome, financially or otherwise, to the Company.


SECTION VI. ADJUSTMENT FOR CHANGES IN THE STOCK

     6.1. Stock Reclassification. In the event the shares of Stock, as presently constituted, shall be changed into or exchanged for a different number or kind of shares or other securities of the Company (whether by reason of merger, consolidation, recapitalization, reclassification, split, reverse split, combination of shares or otherwise), then there shall be substituted for or added to each share of Stock theretofore or thereafter subject to an Option the number and kind of shares of capital stock or other securities into, which each outstanding share of Stock shall be changed, or for which each such share shall be exchanged, or to which each such share shall be entitled, as the case may be. The price and other terms of outstanding Options shall also be appropriately amended to reflect the foregoing events. In the event there shall be any other change in the number or kind of outstanding shares of the Stock, or of any capital stock or other securities into which the Stock shall have been changed or for which it shall have been exchanged, if the Board of Directors shall, in its sole discretion, determine that the change equitably requires an adjustment in any Option theretofore granted, then adjustments shall be made in accordance with its determination.

     6.2. Fractional Shares. Fractional shares resulting from any adjustment in Options pursuant to this Section 6 may be settled in cash or otherwise as the Board of Directors shall determine.

     6.3. Notice. Notice of any adjustment shall be given by the Company to the Grantee in accordance with the requirements for providing notice to a Party set forth in Section 7.7.

     6.4. Sale of the Assets of the Company, etc. Notwithstanding Section 6.1, the Board of Directors shall have the power, in the event of the disposition of all or substantially all of the assets of the Company, or the dissolution of the Company, or the merger or consolidation of the Company, or the making of a tender offer to purchase all or a substantial portion of outstanding Stock of the Company, to amend this Agreement (upon such conditions as it shall deem fit) to (i) permit the exercise of the Options described herein prior to the effective date of the transaction and to terminate all unexercised Options as of that date, or (ii) require the forfeiture of all Options, provided the Company pays to the Grantee the excess of the fair market value of the Stock subject to the Option (as determined by the Board of Directors if the Company's common stock is not then freely tradable) over the exercise price of the Option.

                                                                    EXHIBIT 99.6


SECTION VII. PUBLIC OFFERING OF COMPANY'S COMMON STOCK

     7.1. Lock-Up Agreement. Grantee, if requested by the Company and the lead underwriter of any public offering of the common stock or other securities of the Company (the "Lead Underwriter"), hereby irrevocably agrees not to sell, contract to sell, grant any option to purchase, transfer the economic risk of ownership in, make any short sale of, pledge or otherwise transfer or dispose of any interest in any common stock or any securities convertible into or exchangeable or exercisable for or any other rights to purchase or acquire common stock (except common stock included in such public offering or acquired on the public market after such offering) during the 180-day period following the effective date of a registration statement of the Company filed under the Securities Act, or such shorter period of time as the Lead Underwriter shall specify. Grantee further agrees to sign such documents as may be requested by the Lead Underwriter to effect the foregoing and agrees that the Company may impose stop-transfer instructions with respect to such common stock subject until the end of such period. The Company and Grantee acknowledge that each Lead Underwriter of a public offering of the Company's stock, during the period of such offering and for the 180-day period thereafter, is an intended beneficiary of this Section 7.

     7.2. No Amendment or Waiver. During the period from identification as a Lead Underwriter in connection with any public offering of the Company's common stock until the earlier of (i) the expiration of the lock-up period specified in
Section 7.1 in connection with such offering or (ii) the abandonment of such offering by the Company and the Lead Underwriter, the provisions of the Section 7 may not be amended or waived except with the consent of the Lead Underwriter.


SECTION VIII. TAXES

     The amount to be paid by the Grantee upon exercise of any Option granted by this Agreement shall be the full purchase price thereof provided in the Option, together with the amount of federal, state, and local income and FICA taxes required to be withheld by the Company. The Grantee may elect to pay his or her federal, state, or local income and FICA withholding tax by having the Company withhold shares of Company common stock having a value equal to the amount required to be withheld. The value of the shares to be withheld is deemed to equal the fair market value of the shares on the day the option is exercised (as determined by the Board of Directors if the Company's common stock is not then freely tradable). An election by a Grantee to have shares withheld for this purpose will be subject to the following restrictions:

          (a) if the Grantee has received additional Option grants in accordance with this Agreement, a separate election must be made for each grant;

          (b) the election must be made prior to the day the Option is exercised;

                                                                    EXHIBIT 99.6


          (c)  the election will be irrevocable;

          (d) the election will be subject to the disapproval of the Board of Directors;

          (e) the election may not be made within six months following the grant of the Option; and

          (f) the election must be made either six months prior to the day the Option is exercised or ten (10) days beginning on the third day following the release of the Company's quarterly or annual summary statement of sales and earnings.


SECTION IX. MISCELLANEOUS

     9.1. No Third Party Beneficiaries. This Agreement shall not confer any rights of remedies upon any Person other than the Parties and their respective successors and permitted assigns.

     9.2. Default. In the event a Party fails to comply with the terms of this Agreement, any other Party to this Agreement shall be entitled to (a) injunctive relief, as a matter of right, in any court of competent jurisdiction; (b) any other relief or remedy that may be available pursuant to this Agreement or at law or equity.

     9.3. Waivers. The waiver by the undersigned of any of the provisions of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

     9.4. Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect the construction and interpretation of this Agreement.

     9.5. Severability. The invalidity of all of any part of any section of this Agreement shall not render invalid the remainder of such section. If any provision of this Agreement is so broad as to be unenforceable, such provisions shall be interpreted to be only so broad as is enforceable.

     9.6. Binding Effects. This Agreement shall not be assigned by any Purchaser without the prior written consent of the Company. This Agreement shall be binding upon and inure to the benefit of the Parties, their heirs, personal representatives, successors, and permitted assignees.

     9.7. Notices. Any notices provided pursuant to this Agreement shall be in writing and shall be deemed given (i) if by hand, upon receipt thereof; (ii) if mailed, three (3) days after deposit in the U.S. mails, postage prepaid, certified mail return receipt requested, or (iii) if sent via overnight courier upon receipt. All notices shall be addressed to the parties at the respective

                                                                    EXHIBIT 99.6


addresses indicated herein. Either party may change its address by giving written notice to the other in accordance with the terms of this paragraph.

     9.8. Entire Agreement. This writing contains the entire agreement of the Parties. The Parties are not bound by any oral statements that are made outside of this Agreement.

     9.9. Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed of the laws of the State of Delaware.

     WHEREAS, the Parties have signed their names to this Agreement on the date as above written:



iNAME, INC.


/s/ Gary Millin
-----------------------------------
By:  Gary Millin
Title:  President



GRANTEE


/s/ Lon Otremba
-----------------------------------
Lon Otremba

                                                                    EXHIBIT 99.6


NON-PLAN STOCK OPTION AGREEMENT
                                   SCHEDULE A




NP
--------------------------------------------------------------------------------


                  LON OTREMBA
-----------------------------  -----------------------  ------------------------
EXERCISE PRICE                 DATE GRANTED             OPTIONS GRANTED
-----------------------------  -----------------------  ------------------------
$2.00                          6/30/98                    10,114
-----------------------------  -----------------------  ------------------------
$2.00                          7/31/98                    18,590
-----------------------------  -----------------------  ------------------------
$2.00                          8/30/98                    46,312
-----------------------------  -----------------------  ------------------------
$2.00                          9/30/98                    82,161
-----------------------------  -----------------------  ------------------------
$2.00                          10/31/98                  208,445
-----------------------------  -----------------------  ------------------------
$2.00                          11/30/98                   24,402
-----------------------------  -----------------------  ------------------------
$2.00                          12/31/98                   12,950
-----------------------------  -----------------------  ------------------------


Note: All of the options granted and exercise prices on Schedule A are post the 9/30/98 stock split.